Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2008 EARNINGS

Robbinsville, New Jersey, August 01, 2008 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and six months ended June 30, 2008. The Company’s consolidated net income for the three and six months ended June 30, 2008 was $1.2 million and $2.4 million, respectively. Earnings per share were $.04 and $.08 for the three and six months ended June 30, 2008, respectively, compared to $.08 and $.12 for the same periods in the prior year.

At June 30, 2008, the Company’s consolidated assets increased 5.2% to $955.1 million compared to $907.1 million at December 31, 2007; deposits increased 7.0% to $697.0 million; and equity increased slightly to $218.4 million from $218.3 million at December 31, 2007, principally due to earnings being partially offset by stock repurchases and dividends.

“Earnings in the current quarter were the same as those reported for the first quarter of this year as they were similarly burdened by the costs of new branches and our subsidiary bank, RomAsia, the impact of rate reductions on variable rate loans, the deployment of funds to repurchase stock and pay dividends, and the non-accrual of interest on non-performing loans”, stated Peter Inverso, President and CEO.

“We have seen some modest progress in lowering the level of non-performing loans at the end of the second quarter and anticipate continued reductions during the third quarter. These loans remain well collateralized and no material losses are expected”, added Inverso. “Also, in furthering our IPO growth strategy, we added a new branch during the current quarter to the two which were opened this past January. Additionally, RomAsia Bank officially opened its doors on June 23rd and is now serving the Asian-American Communities in its market.”

“Considering the recessionary complexion of the economy, the continual ebbing of consumer confidence, the absence of meaningful residential loan demand, and a weakening in commercial loan demand, earnings in the current quarter and for the six months reflect an impressive capacity and strength of the Company to generate earnings under the most difficult environment banking has experienced in decades,” commented Inverso.

For the three and six months ended June 30, 2008, net interest income was $6.9 million and $13.6 million, compared to $7.1 million and $14.1 million in the prior year.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.